Exhibit 10.9
COMMUNITY BANK OF TRI-COUNTY
RETIREMENT PLAN FOR DIRECTORS
(As amended and restated effective January 1, 2007)
     This Community Bank of Tri-County Retirement Plan for Directors, originally effective as of January 1, 1995, is hereby amended and restated in its entirety effective as of January 1, 2007.
ARTICLE I
Definitions
     1.1 “Agreement” shall mean the Deferred Compensation Agreement attached hereto as Exhibit A.
     1.2 “Bank” shall mean Community Bank of Tri-County, or any successor thereto.
     1.3 “Beneficiary” shall mean the Participant’s beneficiary designated pursuant to Article 5 of the Plan.
     1.4 “Benefit Percentage” shall be determined based on the Participant’s completed calendar years of service on the Board as a Director, whether before or after the Effective Date, and shall be determined according to the following schedule:

Participant's	Participant's
Full Years of Service	Benefit Percentage
Less than 5	0%
5 to 9	33-1/3%
10 to 14	66-2/3%
15 or More	100%
     1.5 “Board” shall mean the Board of Directors of the Bank.
     1.6 “Cause” shall mean removal of a Director from service due to the following:
(i) indictment for, or conviction of, a criminal offense involving dishonesty or breach of trust resulting in a potential or actual penalty of imprisonment for one year or more;
(ii) the issuance by a banking agency of a cease and desist order for conduct involving dishonesty or breach of trust that is final and not subject to appeal; or
(iii) a finding by a regulatory agency whose decision is final of a violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency.

     1.7 “Change in Control” shall mean the occurrence of any of the following:
(i) Merger: The Company merges into or consolidates with another corporation, or merges another corporation into the Company and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company immediately before the merger or consolidation;
(ii) Acquisition of Significant Share Ownership: A report on Schedule 13D or another form or schedule (other than Schedule 13G) is filed or is required to be filed under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner(s) of 25% or more of a class of the Company’s voting securities, but this clause (b) shall not apply to beneficial ownership of Company voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns fifty percent (50%) or more of its outstanding voting securities;
(iii) Change in Composition of the Board of Directors: During any period of two consecutive years, individuals who constitute the Company’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s Board of Directors; provided, however, that for purposes of this clause (iii) each director who is first elected by the board (or first nominated by the board for election by the stockholders) by a vote of at least three-fourths (3/4) of the directors who were directors at the beginning of the period shall be deemed to have been a director at the beginning of the two-year period; or
(iv) Sale of Assets: The Company sells to a third party all or substantially all of its assets.
Notwithstanding anything herein to the contrary, the definition of Change of Control under this Plan shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986 and any regulations issued thereunder, as amended from time to time.
1.8 “Code” shall mean the Internal Revenue Code of 1986, as amended.
1.9 “Company” shall mean Tri-County Financial Corporation, or any successor thereto.
1.10 “Deferral Account” shall have the meaning set forth in Section 5.2 of Article V of the Plan.
1.11 “Director” shall mean a member of the Board of Directors of the Bank and/or the Company.
     1.12 “Disability” means a Director’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.
     1.13 “Effective Date” shall have the meaning set forth in Article XVIII.
     1.14 “Participant” means anyone who is a Director at any time on or after the Effective Date (whether or not the Director is also an Employee).
     1.15 “Plan” shall mean this Community Bank of Tri-county Retirement Plan for Directors.
     1.16 “Surviving Spouse” shall mean the spouse of a Director at the time of the Director’s death, provided the Director and spouse are not then legally separated or divorced.
     1.17 “Vested Percentage” shall be determined based on the number of the Participant’s full years of service as a Director, and shall be determined according to the following schedule:

Participant's	Participant's
Full Years of Service	Benefit Percentage
Less than 1	33-1/3%
1	66-2/3%
2 or more	100%
Notwithstanding the foregoing, a Participant’s Vested Percentage shall increase to 100% in the event he or she separates from service for any reason after attaining age 72 or incurring a Disability, as determined by the Board.
ARTICLE II
Retirement Benefits
     2.1 In the event of a Participant’s separation from service for any reason other than cause, death or Disability, the Participant shall be entitled to receive an annual benefit for ten (10) years in an amount equal to the product of (i) the Participant’s Benefit Percentage, (ii) the Participant’s Vested Percentage, and (iii) $3,500 (subject to adjustment by the Board). The payments due under this Article shall begin on the first day of the second month following the date of the Participant’s separation from service, and shall thereafter be made on the annual anniversary dates of the initial payment date. Except as provided in Article IV, no retirement benefits shall be payable hereunder after the death of the Participant.

     2.2 Notwithstanding anything in the Plan to the contrary, no benefits shall be payable under this Article II following a Participant’s termination of service for Cause.
     2.3 Unless otherwise addressed pursuant to an employment agreement between a Participant and the Company and/or the Bank in effect at the time of a Change in Control, benefits payable under Article II of the Plan in connection with a Change in Control shall be reduced to the extent necessary to ensure compliance with Section 280G of the Code, as amended, or any successor thereto.
ARTICLE III
Disability Benefits
     3.1 In the event that a Participant terminates service due to Disability, the Participant shall receive an annual benefit for ten years in an amount equal to the product of (i) the Benefit Percentage and (ii) $3,500 (subject to adjustment by the Board) as of the 1st day of the year in which the Participant terminates service due to Disability. The payments due under this Article III shall begin on the first day of the second month following the date of the Participant’s termination of service, and shall thereafter be made on the annual anniversary dates of the initial payment date. Except as provided in Article IV, no Disability benefits shall be payable hereunder after the death of the Participant.
ARTICLE IV
Death Benefit_
     4.1 In the event that a Participant dies before collecting any of the benefits provided under Articles II or III, the Participant’s Surviving Spouse, or if none, the Participant’s estate, shall be entitled to receive a lump sum payment having a present value equal to five (5) times the annual amount that the Participant would have received under Article II if the Participant had both separated from service on the date of death and had a Vested Percentage equal to 100%. Payment of the death benefit shall be made on or before the first day of the second month following the date of the Participant’s death.
     4.2 In the event that a Participant dies after commencing to receive the benefits provided under Article II or III, the Participant’s Surviving Spouse, or if none, the Participant’s estate, shall be entitled to receive a lump sum payment having a present value equal to the payments that the Participant would have received if the Participant had survived to collect all benefits that would have been paid under Article II or III, as applicable, from the date of the Participant’s death through the date on which the Participant would have received the fifth annual payment otherwise payable under Article II or III, as applicable. Payment of the applicable benefit shall be made on or before the first day of the second month following the date of the Participant’s death.

ARTICLE V
Deferred Compensation
     This Article of the Plan establishes a deferred compensation program for Participants, subject to the terms and conditions set forth below.
     5.1 A Plan Participant may elect to defer all or any portion of the fees and/or salary otherwise payable from the Bank and/or Company, in cash, for any calendar year in which the Plan is in effect. Deferral elections under the Plan for a given calendar year shall be made no later than December 31st of the preceding calendar year or, for new Participants, within thirty (30) days of initial eligibility to participate in the Plan. Deferral elections, once made, shall continue in effect for subsequent calendar years unless a Participant files a new Agreement prior to December 31 of the year prior to the calendar year in which the change will take place. A subsequent deferral election will only become effective as of the following January 1st.
     5.2 Deferred amounts shall be credited by the Bank and the Company as of the end of each calendar quarter, in accordance with the Participant’s deferral election under the Agreement. The deferred amounts shall be credited to a bookkeeping account (“Deferral Account”) established in the name of each Participant, in accordance with the terms of the Participant’s deferral election.
     5.3 In addition to the funds credited quarterly to the Deferral Accounts of Participants, each Deferral Account shall be adjusted as of the end of each calendar year by an amount equal to the consolidated ROE of the Company, as determined in accordance with generally accepted accounting principles (GAAP), which rate shall be adjusted as of each subsequent January 1st.
     5.4 A Participant’s Deferral Account shall be paid in the form of (1) a lump sum distribution or (2) equal installments over a period from one to five years, as elected by the Participant. Payment shall commence on or before the January 15th immediately following the calendar year in which a Participant separates from service or on the date designated by the Participant in the Agreement. Notwithstanding the foregoing, a Participant’s Deferral Account will be paid to the Participant (or his Beneficiary or estate) in a lump sum as soon as practicable following the effective date of a Change in Control.
     5.5 Upon the death of a Participant prior to receipt of all benefits payable under this Article, then such payment(s) shall be made in accordance with the Participant’s previous distribution election to the Beneficiary designated by the Participant in his or her Agreement (and in the absence of a validly designated Beneficiary, to the Participant’s estate).
     5.6 Agreements made hereunder shall be prospective only and shall be irrevocable with respect to amounts deferred pursuant to the Agreement. Participants may not change a previously scheduled distribution election, unless such change is made in accordance with Section 409A of the Code. Notwithstanding the foregoing, a Participant may at any time and from time to time (i) change the Beneficiary designated in paragraph 3 of the Agreement, and/or (ii) change the deferral amounts for a subsequent calendar year in accordance with Section 5.1 of the Plan.

ARTICLE VI
Source and Form of Benefits
     6.1 The Plan shall constitute an unfunded, unsecured promise to provide benefits in the future, to the extent such benefits become payable. Benefits shall be paid from the general assets of the Bank or Company, and no person shall, by virtue of this Plan, have any interest in such assets (other than as an unsecured creditor). In the event that a trust is established as described herein at Article IX, the trustee of such trust shall inform the Board annually prior to the commencement of each fiscal year as to the manner in which such trust assets shall be invested.
     6.2 Notwithstanding anything herein to the contrary, to the extent required by Section 409A of the Code and the regulations issued thereunder, benefits payable under the Plan to any Participant who is a “specified employee” for purposes of Section 409A of the Code shall be delayed for a period of six months from the otherwise applicable distribution date.
ARTICLE VII
Assignment
     7.1 Except as otherwise provided by this Plan, it is agreed that neither the Participant, nor any other person or persons, shall have any right to commute, sell, assign, transfer, encumber, pledge or otherwise convey the right to receive any benefits under this Plan.
ARTICLE VIII
No Retention of Services
     8.1 The benefits payable under this Plan shall be independent of, and in addition to, any other compensation payable to a Participant, whether fees, bonus, retirement income under employee benefit plans sponsored or maintained by the Bank or the Company, or otherwise. This Plan shall not be deemed to constitute a contract of employment between the Bank or the Company and any Participant.
ARTICLE IX
Rights of Participants
     9.1 The rights of the Participants under this Plan shall be solely those of unsecured creditors. In the event that the Bank or the Company establish an irrevocable trust in connection with the Plan (“Trust”), the trust assets shall remain at all times subject to claims by their general creditors in accordance with applicable law.
ARTICLE X
Automatic Cash-Out Upon a Change in Control
     10.1 The provisions of this Article shall supersede any provisions of this Plan to the contrary. In the event of a Change in Control while a Participant is serving as a Director, the Participant’s Vested Percentage shall become 100%, and the present value of his benefits shall be due and payable to the Participant (or, in the event of his death, his Surviving Spouse (for benefits pursuant to Article II of the Plan) or designated Beneficiary (for benefits pursuant to Article V of the Plan), or, if none, to his estate) in one lump sum payment within 10 days following such Change in Control. In the event of a Change in Control after a Participant terminates service, the present value of any benefits not yet paid to the Participant (or his Surviving Spouse, designated Beneficiary or his estate, as applicable, in the event of his death) shall be due and payable to the Participant (or his Surviving Spouse, designated Beneficiary or estate, as applicable in the event of his death) in one lump-sum payment within ten (10) days following the Change in Control.
ARTICLE XI
Reorganization
     11.1 The Bank agrees that it will not merge or consolidate into any other corporation or organization, or permit its business activities to be taken over by any other organization, unless and until the succeeding or continuing corporation or other organization shall expressly assume the rights and obligations of the parties as herein set forth. The Bank further agrees that it will not cease its business activities or terminate its existence, other than as heretofore set forth in this paragraph, without having made adequate provision for the fulfillment of obligations under the Plan.
ARTICLE XII
Amendment and Termination
     12.1 The Board may amend or terminate the Plan at any time; provided, however, that no amendment or termination shall, without the written consent of the affected Participants, alter or impair any rights of Participants under the Plan.
ARTICLE XIII
Governing Law
     13.1 This Plan shall be construed and governed in all respects under and by the laws of the State of Maryland. If any provision of this Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.
ARTICLE XIV
Headings
     14.1 Headings and subheadings in this Plan are inserted for convenience of reference only and constitute no part of this Plan.

ARTICLE XV
Gender
     15.1 This Plan shall be construed, where required, so that the masculine gender includes the feminine.
ARTICLE XVI
Interpretation of the Plan
     16.1 The Board shall have sole and absolute discretion to administer, construe, and interpret the Plan, and the decisions of the Board shall be conclusive and binding on all affected parties.
ARTICLE XVII
Legal Fees
     17.1 In the event any dispute shall arise between a Participant and the Bank or the Company as to the terms or interpretation of this Plan, whether instituted by formal legal proceedings or otherwise, including any action taken by a Participant to enforce the terms of this Plan or in defending against any action taken by the Bank or the Company, the Bank or the Company shall reimburse the Participant for all costs and expenses, including reasonable attorneys’ fees, arising from such dispute, proceedings or actions: provided that the Participant shall return such amounts to the Bank or Company if he fails to obtain a final judgment by a court of competent jurisdiction (or a settlement of such dispute, proceedings, or actions) substantially in his favor. Such reimbursements to a Participant shall be paid within 10 days of the Participant furnishing written evidence, which may be in the form, among other things, of a canceled check or receipt, of any costs or expenses incurred by the Participant. Any such request for reimbursement by a Participant shall be made no more frequently than at 30 day intervals.
ARTICLE XVIII
Effective Date; Section 409A Compliance
     18.1 The effective date of this restatement of the Plan shall be January 1, 2007. Unless terminated earlier in accordance with Article XII, this Plan shall remain in effect during the term of service of the Participants and until all benefits payable hereunder have been made.
     Notwithstanding anything in this Plan to the contrary, the Plan and Agreements issued under the Plan shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code, together with any guidance issued thereunder, including guidance issued after the effective date of the Plan. The Board reserves the right, in its discretion, to adopt such amendments to the Plan and other policies and procedures (including amendments, policies and procedures with retroactive effect), or to take any other actions the Board determines to be necessary or appropriate to comply with the requirements of Section 409A of the Code.